Exhibit 99.1

FOR IMMEDIATE RELEASE

October 8, 2018

ART’S WAY MANUFACTURING ANNOUNCES THIRD QUARTER AND YEAR TO DATE FISCAL 2018 FINANCIAL RESULTS

ARMSTRONG, IOWA, October 8, 2018 – Art’s Way Manufacturing Co., Inc. (Nasdaq: ARTW), a diversified, international manufacturer and distributor of equipment serving agricultural, research and steel cutting needs, announces its financial results for the third quarter and year to date of fiscal 2018.

	For the Three Months Ended
	(Continuing Operations, Consolidated)
	August 31, 2018	August 31, 2017
Sales	$5,280,000	$6,550,000
Operating Income (Loss)	$(559,000)	$109,000
Net Income (Loss)	$(767,000)	$42,000
EPS (Basic)	$(0.18)	$0.01
EPS (Diluted)	$(0.18)	$0.01

Weighted Average Shares Outstanding:
Basic	4,209,445	4,161,421
Diluted	4,209,445	4,161,421

	For the Nine Months Ended
	(Continuing Operations, Consolidated)
	August 31, 2018	August 31, 2017
Sales	$15,940,000	$15,660,000
Operating (Loss)	$(1,326,000)	$(965,000)
Net (Loss)	$(1,948,000)	$(721,000)
EPS (Basic)	$(0.46)	$(0.17)
EPS (Diluted)	$(0.46)	$(0.17)

Weighted Average Shares Outstanding:
Basic	4,198,250	4,148,6966
Diluted	4,198,250	4,148,966

Sales: Our consolidated corporate sales for continuing operations for the three- and nine-month periods ended August 31, 2018 were $5,280,000 and $15,940,000, respectively, compared to $6,550,000 and $15,660,000 for the same respective periods in fiscal 2017, a $1,270,000 or 19.4%, decrease for the three months and a $280,000, or 1.8%, increase for the nine months. The decrease for the three months is primarily due to decreased sales in our agricultural products and tools segments. More specifically, our agricultural products segment had approximately $720,000 of passthrough revenue from self-propelled beet harvester equipment in 2017, which was not replicated in 2018. We also note that we experienced a $572,000 reduction in year-over-year revenue attributable to activity from our now-closed Art’s-Way International subsidiary. Despite this, our consolidated corporate sales for the nine-months have increased. Adjusted for these items, our consolidated corporate sales for the nine-months are up almost $1,600,000 in 2018, as we shift our focus to Art’s-Way produced products. Our tools segment’s decrease in sales year over year was the result of losing a major customer. We have, however, been able to achieve higher gross profit margins with new tools customers. Consolidated gross margin for the three-month period ended August 31, 2018 was 22.3% compared to 22.1% for the same period in fiscal 2017. Consolidated gross margin for the nine-month period ended August 31, 2018 was 21.6% compared to 21.5% for the same period in fiscal 2017. These increased gross margins are largely attributable to increased labor efficiency in our agricultural products segment, as margins have decreased in our modular buildings and tools segments. While our gross margins are up in the agricultural products segment, gross margins have also received downward pressure from the liquidation of non-strategic inventory, including our snow blower line from our Canadian subsidiary, which was sold off at cost. The decrease in gross margins for our modular buildings segment is due to increased deprecation expense from utilizing leased assets in our operations. The decrease in gross margins for our tools segment is due to lower revenues with less variable margin to absorb fixed costs.

Income (Loss) from Continuing Operations: Consolidated net (loss) from continuing operations was $(767,000) for the three-month period and $(1,948,000) for the nine-month period ended August 31, 2018 compared to net income (loss) of $42,000 and $(721,000) for the same respective periods in fiscal 2017. The increased net loss for the three months ended August 31, 2018 was due to the discovery of mold in our West Union facility. We estimated approximately $252,000 of expense for mold remediation and $67,000 in damaged inventory, and we recognized an impairment of approximately $199,000 of the asset held for lease. The West Union facility is currently unoccupied and is listed for lease. Our net (loss) from continuing operations includes carrying costs of this facility. The increased net (loss) from continuing operations for the nine-months was largely due to the revaluing of our deferred tax asset at the new income tax rates for the 2018 tax year, which resulted in a loss of approximately $300,000. We also recognized a loss of approximately $253,000 from the liquidation of our Canadian subsidiary related to the cumulative translation adjustment in the second quarter of fiscal 2018. These expenses were non-cash expenses and one-time adjustments. Despite the continued losses, we have reduced our total bank debt by approximately $532,000 since year end. Our margins are generally depressed from historic levels because low volumes caused by market conditions continue to impact our ability to cover our fixed costs. Margins are also impacted as we continue to right-size our inventories to focus on products we feel our customers will want to purchase in the future.

Earnings (Loss) per Share from Continuing Operations: (Loss) per basic and diluted share from continuing operations for the third quarter of fiscal 2018 was $(0.18), compared to income per basic and diluted share from continuing operations of $0.01 for the same period in fiscal 2017. (Loss) per basic and diluted share from continuing operations for the nine months ended August 31, 2018 was $(0.46), compared to (loss) per basic and diluted share from continuing operations of $(0.17) for the same period in fiscal 2017.

Chairman of the Art’s Way Board of Directors, Marc H. McConnell reports, "Despite expecting profitable results for this quarter earlier in the year, we are disappointed to report that our business has been impacted significantly by multiple factors that ultimately drove negative results.

“As discussed in previous earnings calls, we have been significantly affected by the announcement of tariffs aimed at correcting trade imbalances. We have been absorbing significant increases in material costs that we were not able to immediately recapture by re-pricing our products. We also experienced extended lead times and disruption to the flow of purchased material and components needed to produce our whole goods. This disruption along with other operational inefficiencies, including difficulty hiring qualified labor, led to substandard output despite incurring overtime and other costs associated with trying to overcome productivity issues.

“In addition to these difficulties, we also experienced unforeseen expenses associated with mold discovered at our previously closed facility in West Union which we have been trying to sell for quite some time. This same event also led to us writing off affected inventory at the facility as well as taking an impairment on the book value of the building itself.

“Despite the many challenges of the quarter and year, we remain committed to continuing to simplify our business, improving our balance sheet health, and reducing our borrowings while also executing on the key strategic and competitive priorities of quality, customer service, product development, and continuous improvement. We made progress during the quarter on these fronts and will continue to make the proper long-term decisions that will help us position the company well for future improvement in market conditions.

“The agricultural equipment industry remains in upheaval due to tremendous uncertainty in the commodity marketplace and we are consequently seeing a conservative approach by our dealers to ordering and stocking inventory. While this is giving us very little visibility of forward demand, we do expect margin expansion due to significant price realization, less liquidation activity, and improved efficiencies.

“In our modular buildings segment, we are pleased to report backlog growth and have invested in building our management team and production capacity accordingly. We are seeing improving efficiency and margins on our products as well as a growing lease fleet that is providing the recurring revenue stream we have been seeking to build. We expect the business to continue to build momentum and contribute going forward. In our tools segment, we are experiencing soft demand but improving margins, ultimately resulting in positive earnings that has been steady if not overwhelming.

“Going forward we remain focused on continuing to work on strategic objectives despite market conditions. We have operational improvements to make and are in the midst of recruiting key personnel to enhance our production and operations expertise. We know that we ultimately must increase production capacity to achieve the performance levels we expect from the business. Until that capacity is met with different market conditions it will remain difficult for us to achieve consistent profitability. From here forward we will discontinue the quarterly investor calls so that we may put the energy and resources that have gone into preparing for and conducting the call into improving the operational performance of the business. Concurrent with this change we intend to enhance our earnings releases to be more descriptive than they have been previously.”

About Art’s Way Manufacturing Co., Inc.

Art’s Way manufactures and distributes farm machinery niche products including animal feed processing equipment, sugar beet defoliators and harvesters, land maintenance equipment, plows, hay and forage equipment, manure spreaders, reels for combines and swathers, and top and bottom drive augers, as well as modular animal confinement buildings and laboratories, and specialty tools and inserts. After-market service parts are also an important part of Art’s Way’s business. Art’s Way has three reporting segments: agricultural products; modular buildings; and tools.

For more information contact: Carrie Gunnerson, President, Chief Executive Officer and Interim Chief Financial Officer

712-864-3131

investorrelations@artsway-mfg.com

Or visit the Company's website at www.artsway-mfg.com/

Cautionary Statements

This news release includes “forward-looking statements” within the meaning of the federal securities laws. Statements made in this release that are not strictly statements of historical facts, including our expectations regarding: (i) our business position; (ii) future results; (iii) future operational changes; (iv) future costs of materials; (v) the timing of increased performance; and (vi) the benefits of our business model and strategy, are forward-looking statements. Statements of anticipated future results are based on current expectations and are subject to a number of risks and uncertainties, including, but not limited to: customer demand for our products; credit-worthiness of our customers; our ability to operate at lower expense levels; our ability to complete projects in a timely and efficient manner in accordance with customer specifications; our ability to renew or obtain financing on reasonable terms; our ability to repay current debt, continue to meet debt obligations and comply with financial covenants; domestic and international economic conditions, including the impact of tariffs; factors affecting the strength of the agricultural sector; the cost of raw materials; unexpected changes to performance by our operating segments; and other factors detailed from time to time in our Securities and Exchange Commission filings. Actual results may differ markedly from management’s expectations. We caution readers not to place undue reliance upon any such forward-looking statements. We do not intend to update forward-looking statements other than as required by law.

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